As filed with the Securities and Exchange Commission on October 9, 2007	File No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

MEDICURE INC.
(Exact name of registrant as specified in its charter)

Canada	Not Applicable
(State or other jurisdiction of Incorporation or	(I.R.S. Employer Identification No.)
organization)

4-1200 Waverley Street
Winnipeg, MB Canada R3T 0P4
(Address of Principal Executive Offices, including zip code)

STOCK OPTION PLAN AMENDED AND RESTATED OCTOBER 2, 2007

(Full title of the plan)

Dorsey & Whitney LLP U.S. Bank Centre 1420 Fifth Avenue Suite 3400 Seattle, WA 98101-4010 (206) 903-2423 (Telephone number, including area code, of agent for service)	Copies to: Brahmy Poologasingham Dorsey & Whitney LLP U.S. Bank Centre 1420 Fifth Avenue, Suite 3400 Seattle, WA 98101-4010 (206) 903-8875

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(2)
Common Shares issuable pursuant to the options outstanding under the Medicure Stock Option Plan Additional Medicure Common Shares reserved for issuance pursuant to the Medicure Stock Option Plan	3,985,528 9,045,227	$1.29(2) $1.13(3)	$5,141,331.12(2) 10,221,106.51(3)	$158.00 $314.00

(1)	Common Shares, without par value, offered by Medicure Inc. (the “Registrant”) pursuant to the plan described therein.
(2)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) under the Securities Act of 1933, as amended. Canadian figures have been converted at the applicable noon buying rate as provided by the Federal Reserve Bank of New York on the date granted, unless that date was a weekend or holiday, in which case by the date immediately preceding that weekend or holiday. The maximum aggregate offering price is based upon the aggregate exercise price of outstanding options.

(3)

The proposed maximum offering price per share and the registration fee were calculated in accordance with rule 457(c) and (h) based on the average high and low prices for the Registrant’s common shares on October 2, 2007, as quoted on the American Stock Exchange, which was $ 1.13 per share.

INTRODUCTORY STATEMENT

     This registration statement on Form S-8 registers 13,030,755 common shares (“Common Shares”) of Medicure Inc. (the “Registrant”) reserved for issuance upon the exercise of stock options granted under the Stock Option Plan Amended and Restated October 2, 2007 of the Registrant (the “Stock Option Plan”) .

     If a stock option issued under the Stock Option Plan expires or terminates for any reason without having been exercised in full, the unpurchased Common Shares shall be again available for the purposes of the Plan.

     Pursuant to Rule 416(a) of the United States Securities Act of 1933, as amended (the “Securities Act”) this registration statement also covers any additional securities that may be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

PART I. INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

     * This information is not required to be included in, and is not incorporated by reference in, this registration statement.

PART II. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The following documents filed or furnished by the Registrant with or to the Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference in this registration statement:

(a)	The Registrant’s Annual Report on Form 20-F (File No. 001-31995) for the fiscal year ended May 31, 2007 filed with the Commission on August 27, 2007;

(b)

All other reports of the Registrant filed pursuant to Section 13(a) or 15(d) of the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the annual report incorporated by reference herein pursuant to (a) above; and

(c)

The description of the Registrant’s securities contained in the Registrant’s amended Registration Statement on Form 8-A filed under the Exchange Act on February 12, 2004, and any amendment or report filed for the purpose of updating such description.

     All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment that indicate that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

     Not Applicable.

Item 5. Interests of Named Experts and Counsel.

     None.

Item 6. Indemnification of Directors and Officers.

     Applicable Laws of Canada

     Section 124 of the Canada Business Corporations Act (the “CBCA”) provides that a corporation may indemnify a present or former director or officer of the corporation, or another individual who acts or acted at the corporation’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the corporation or other entity, provided that the individual (a) acted honestly and in good faith with a view to the best interests of the corporation or, as the case may be, the other entity; and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, had reasonable grounds for believing that the individual’s conduct was lawful. Furthermore, a corporation may advance moneys to a director, officer or other individual for the costs, charges and expenses of a proceeding referred to above. The individual shall repay the moneys if the individual does not fulfill the conditions set out in subsection (a) and (b) above.

     Notwithstanding the above, an individual is entitled to indemnity from the corporation in respect of all costs, charges and expenses reasonably incurred by the individual in connection with the defense of any civil, criminal, administrative, investigative or other proceeding to which the individual is subject because of the individual’s association with the corporation or other entity as described above, if the individual seeking indemnity (a) was not judged by the court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done; (b) acted honestly and in good faith with a view to the best interests of the corporation, or, as the case may be, to the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at the corporation’s request; and (c) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, had reasonable grounds for believing that the individual’s conduct was lawful.

     Bylaws

     Subject to the limitations contained in the CBCA, but without limiting the right of the Corporation to indemnify any individual under the CBCA or otherwise to the full extent permitted by law, the Corporation (a) shall indemnify each director or officer or former director or officer and each other individual who acts or has acted at the Corporation’s request as a director or officer, of a body corporate of which the corporation is or was a shareholder or creditor (and each such individual’s respective heirs and personal representatives), against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the Corporation or other person, provided (i) the individual acted honestly and in good faith with a view to the best interests of the Corporation, or, as the case may be, to the best interests of the other person for which the individual acted as a director or officer or in a similar capacity at the Corporation’s request; and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual’s conduct was lawful; and (b) may advance monies to a director, officer or other individual for the costs, charges and expenses of a proceeding referred to in Section (a) in accordance with the CBCA.

     Notwithstanding the foregoing, any such indemnity or advance of monies in respect of an action referred to in Section (a) by or on behalf of at the request of the Corporation to procure judgment in its favour shall be subject to approval of a court.

     Insurance

     A policy of director’s and officers’ liability insurance is maintained by the Registrant which insures directors and officers for losses as a result of claims against the directors and officers of the Registrant in their capacity as directors and officers and also reimburses the Registrant for payments made pursuant to the indemnity provisions under the by-laws of the Registrant and the CBCA.

     Commission Position on Indemnification

     Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy in the United States as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

     Not Applicable

Item 8. Exhibits.

Exhibit Number	Exhibit
4.1	Medicure Inc. Stock Option Plan Amended and Restated October 2, 2007
4.2	Form of Stock Option Agreement for Stock Option Plan
5.1	Opinion of Lang Michener LLP
23.1	Consent of KPMG LLP
23.5	Consent of Lang Michener LLP (contained in its opinion filed as Exhibit 5.1)
24.1	Power of Attorney (See page II-8 of this registration statement)

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

	(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

		(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent fundamental changes in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the change in volume and price represents no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8, or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2)

That for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

	(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act, (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Winnipeg on this 9th day of October, 2007.

MEDICURE INC.

/s/ Albert Friesen
Name: Albert D. Friesen, Ph.D.
Title: President and Chief Executive Officer

POWERS OF ATTORNEY

     Each person whose signature appears below constitutes and appoints Albert D. Friesen and Derek Reimer, or either one of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or their substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Albert Friesen	President and Chief Executive Officer and Director	October 9, 2007
Albert D. Friesen	(principal executive officer)

/s/ Derek Reimer	Chief Financial Officer and Secretary	October 9, 2007
Derek Reimer	(principal financial and accounting officer)

/s/ Arnold Naimark	Director	October 9, 2007
Arnold Naimark

/s/ Gerald McDole	Director	October 9, 2007
Gerald McDole

/s/ Peter Quick	Director	October 9, 2007
Peter Quick

AUTHORIZED REPRESENTATIVE

     Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the undersigned has signed this registration statement, in the capacity of the duly authorized representative of Medicure Inc. in the United States, in Mill Neck, New York on this 9th day of October, 2007.

By:	/s/ Peter Quick
Name: Peter Quick
Title: Director

EXHIBIT INDEX

Exhibit Number	Exhibit
4.1	Medicure Inc. Stock Option Plan Amended and Restated October 2, 2007
4.2	Form of Stock Option Agreement for Stock Option Plan
5.1	Opinion of Lang Michener LLP
23.1	Consent of KPMG LLP
23.5	Consent of Lang Michener LLP (contained in its opinion filed as Exhibit 5.1)
24.1	Power of Attorney (See page II-8 of this registration statement)